Exhibit 99.1

Jernigan Capital Reports First Quarter Results

MEMPHIS, Tennessee, May 7, 2020 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), an owner of self-storage facilities and a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter ended March 31, 2020.

First Quarter Highlights include:

▪

$(2.53) loss per share, including $(0.46) related to change in fair value of investments and $(1.84) related to internalization expenses, goodwill impairment and the final payment of management fees to JCAP Advisors LLC for the period prior to internalization.

▪	Adjusted loss per share of $(0.42), including $(0.46) related to change in fair value of investments.

▪

Enhanced shareholder/management alignment of interests and reduced run-rate G&A expense by approximately 40% with the internalization of JCAP Advisors LLC, the Company’s external advisor, on February 20, 2020.

▪	Enhanced liquidity position by increasing size of revolving credit facility from $235 million to $375 million, reducing interest rate, improving covenants and attracting new banks.

▪

Increased the number of wholly owned self-storage facilities on its balance sheet or in its SL1 Joint Venture from 20 to 29 through developer buyouts of nine development property investments including the Fort Lauderdale, Boston 2, Atlanta 4, Atlanta 6, Atlanta 5, Atlanta 3, Charlotte 2, Knoxville, and Louisville 1 development property investments.

▪

Commenced leasing of Generation V self-storage facilities underlying two development property investments in which the Company has an aggregate committed investment of $25.5 million, 49.9% profits interests and ROFRs.

Subsequent Events include:

▪

Acquired 100% of the Class A membership units of the LLCs that own the Raleigh and Jacksonville 3 development property investments. With these acquisitions, the Company now wholly owns 31 facilities on its balance sheet or in its SL1 Joint Venture, representing approximately 41% of its total portfolio by net rentable square feet.

▪

Entered into a $100 million interest rate swap and a $100 million interest rate cap on the Company’s $375 million senior secured revolving line of credit, locking in a maximum one-month LIBOR of 0.43% on $200 million of debt capital through March 24, 2023. With these contracts in place, the Company has locked in a maximum cost of debt on $200 million of debt capital at approximately 3.1%, which it anticipates will decrease as investments underlying the borrowing base mature.

“The year started very strongly for JCAP,” stated John Good, Chairman and Chief Executive Officer. “We accomplished a major goal set at the time of our IPO in March 2015 with the internalization of JCAP Advisors on February 20th in a transaction that we believe was very beneficial to shareholders and positioned the Company for future success through the alignment of interests and the right-sizing of corporate G&A. We improved the balance sheet by opportunistically issuing $15.4 million of common stock in the first few days of the year, and subsequently by upsizing our credit facility to $375 million and improving the pricing and covenants in the early days of the COVID-19 pandemic.  Between cash on the balance sheet, increased availability on the credit facility, reduced commitments and cost savings, we are confident that we will have sufficient liquidity to cover all our commitments for the foreseeable future.”

“We continued to effectively execute the Company’s business plan of consolidating ownership of the projects we finance by acquiring the developers’ interests in nine newly developed, state-of-the-art Generation V self-storage properties that we had previously financed. Our best-of-class portfolio of Generation V self-storage properties continued to lease-up well and increase rates, resulting in revenue exceeding the top end of our guidance range and net operating income exceeding expectations on our owned properties by 31%. Our facilities that we wholly owned on balance sheet as of March 31, 2020, excluding those placed in service during the quarter, gained 388 basis points of occupancy during the quarter.”

“While the start to 2020 was strong, we, like the rest of the world have been profoundly impacted by the COVID-19 pandemic,” continued Mr. Good. “Since the outbreak began, our priority has been and remains the health and safety of our teammates, our customers, our developer partners and the employees staffing our stores for our operating partners. We encouraged teammates to work from home beginning the week of March 16th and officially closed our corporate offices in Memphis on March 25th to promote social distancing. We experienced a seamless transition to our new remote working conditions and have continued to function very well with state-of-the-art technology. Our third-party operating partners continue to safely and effectively operate each of our facilities with initiatives in-place to promote social distancing and the well-being of the communities in which we operate. All of our stores have remained open throughout this pandemic and are actively fulfilling the needs of both new and existing customers. We are thankful to be in the self-storage sector, a business that reliably meets essential needs of customers during times of uncertainty and change.”

“We have been very proactive in making sure the Company is well positioned to not only withstand the impacts of the pandemic, but to prosper in any resulting environment,” continued Mr. Good. “Actions taken since the pandemic began include:

•	evaluating and suspending non-essential expenditures;
•	increasing the capacity of the credit facility, improving the terms and fixing the interest rate on $200 million of debt at a maximum of approximately 3.1% through March 24, 2023;
•	increasing the frequency of communication with our third-party managers to interactively monitor operations and overall performance;
•	re-assessing five development projects for which either development or construction had not yet commenced and agreeing with developers to discontinue funding those projects; and
•	actively engaging with developer partners and increasing discussions with potential joint venture partners to take advantage of the pending acquisitions cycle.

These efforts have increased our cash position, bolstered liquidity and eliminated unnecessary costs in a time of uncertainty, while allowing for the continued execution of the business plan.”

“While we believe we are doing all the right things to address the dramatic effect of the pandemic on our lives and our business, we, like everyone else, have suffered what we believe to be a temporary loss of customers, operating momentum and asset value. Looking forward, it is too early to project the ultimate impact of the pandemic and resulting economic downturn on our operations. We are certain that core operations for the remainder of the year will be below original expectations and it will take longer to stabilize our properties in lease up. Accordingly, we have adjusted downward the fair values of our development property investments to take into account longer lease-up periods and lower short-term rental rates due to the COVID-19 pandemic occurring during a period of elevated supply and interrupting the 2020 leasing season, as well as the effect of a dramatic widening of credit spreads at the onset of the pandemic. The extent of the lingering impact to our operations and fair value will largely depend on the duration and magnitude of the pandemic and the eventual recovery. With this general uncertainty and lack of visibility, we are withdrawing our earnings per share and adjusted earnings per share guidance ranges for the full-year 2020, and we will reevaluate our guidance at such time as visibility improves and we can predict with better certainty our results of operations.”

“To be clear, our fair value write-down and withdrawal of guidance should in no respect be viewed as a loss of confidence in our portfolio or in the longer-term performance of self-storage properties. Many of our properties are in states that were among the earliest to relax “safer-at-home” orders, namely Colorado, Florida, Georgia, Minnesota, South Carolina and Texas. Notwithstanding the economic trauma and the far-reaching impact of the COVID-19 pandemic, the self-storage industry is equipped to perform better than most other sectors of commercial real estate because of its low capital expenditures, the multitude of demand drivers and the power of branding,” continued Mr. Good. “The pandemic will drive changes in peoples’ lives, and change drives storage demand. We are confident in our portfolio of newly developed self-storage facilities, our underlying business strategy, and the brands and management capabilities of our third-party managers.”

Financial Highlights

Total revenues for the quarter ended March  31, 2020 were $11.7 million representing an increase of $1.8 million, or 18%, over total revenues for the quarter ended March 31, 2019.  Total interest income from investments for the three months ended March 31, 2020 was $7.8 million, a decrease of approximately $0.5 million, or 6%, from the three months ended March 31, 2019. The decrease is primarily attributable to a decrease in the principal amount of development loans and bridge loans outstanding as a result of our acquisitions of developer interests in 17 additional self-storage facilities. At the same time, rental revenue was $3.9 million for the three months ended March 31, 2020, an increase of $2.4 million, or 167%, over rental revenue of $1.5 million reported for the same period in 2019. This increase is the result of 17 acquisitions of our developer’s interests during 2019 and the three months ended March 31, 2020 coupled with increased property net operating income on existing real estate owned resulting from higher occupancy and rental rates.

Total general and administrative expenses, including fees to manager, for the three months ended March 31, 2020 were $4.0 million, an increase of $0.2 million, or 6%, from the three months ended March 31, 2019, primarily due to annual compensation increases, as well as the addition of two professional employees during the third quarter of 2019 who were hired for various functions rendered necessary by our conversion to an equity REIT. However, on a linked quarterly basis (first quarter 2020 compared to fourth quarter 2019), total general and administrative expenses declined approximately 8%, from $4.3 million in the fourth quarter 2019 to $4.0 million in the first quarter 2020. Compensation and benefits included non-cash expense of stock-based compensation of $0.6 million and $0.3 million for the three months ended March 31, 2020 and 2019, respectively. The Company consummated the internalization on February 20, 2020, and incurred $1.2 million of management fees up to that date. Beginning with the second quarter 2020, the Company will no longer incur fees to manager.

The Company incurred a net unrealized loss on investments of $11.0 million for the three months ended March 31, 2020, compared to a net unrealized gain of $8.8 million for the comparable period in 2019. The loss, and decrease compared to prior year, is attributable to (1) a significant decrease in the number of investments carried at fair value due to a significant increase in the number of properties owned outright, (2) fewer facilities achieving substantial completion in the 2020 period on account of reduced construction/development activity and delays due to the pandemic, (3) a prolonged economic stabilization of properties underlying investments carried at fair value, including longer physical lease-up periods and lower rates, due to the COVID-19 pandemic and its occurrence during a period of elevated new supply, and (4) a significant widening of credit spreads near the end of the first quarter caused by the pandemic and the resulting dramatic and rapid economic downturn.

Internalization expenses were $37.8 million for the quarter ended March 31, 2020 and were comprised of $37.4 million of expenses for the settlement of the pre-existing contractual agreement with the Manager and $0.4 million of acquisition-related expenses, both of which related to the Internalization. The Internalization also resulted in the Company recording goodwill of $4.7 million in its Consolidated Balance Sheets as of the date of acquisition. Generally accepted accounting principles (“GAAP”) require that the Company evaluate goodwill for impairment annually unless a triggering event occurs prior to that date. The Company determined that triggering events had occurred as a result of the COVID-19 pandemic and analyzed the goodwill for impairment. The Company determined that as of the measurement date the carrying value of its single reporting unit exceeded the fair value, resulting in a goodwill impairment loss of $4.7 million.

Loss per share and adjusted loss per share for the quarter ended March 31, 2020 were $(2.53) and $(0.42), respectively. Net loss attributable to common stockholders for the quarter ended March 31, 2020 was $58.0 million, compared to $7.1 million net income attributable to common stockholders for the comparable quarter in 2019. The decrease is largely attributable to the expense of internalization of $37.8 million, the goodwill impairment of $4.7 million and the net unrealized loss on investments carried at fair value, all as previously discussed.

Capital Markets, Capital Recycling & Liquidity Update

In January, the Company issued an aggregate $15.4 million of common stock under the Company’s at-the-market program at a weighted average share price of $19.07.

On March 26, 2020, the Company entered into an amended and restated senior secured revolving credit facility of up to $375 million with a syndicate of banks led by KeyBank National Association and BMO Harris Bank N.A. The $375 million credit facility, which has an accordion feature permitting expansion up to $750 million, subject to certain conditions including obtaining additional commitments from lenders, has a three-year term that expires March 24, 2023 and two one-year extension options.

•	Upsized to $375 million from $235 million
•	Credit spreads lowered by 15-25 basis points
•	Maturity extended by approximately 1 ¼ years to March 24, 2023, plus two one-year extensions
•	Financial covenant package updated to support the Company’s growth plan
•	Added three new banks including Truist Bank, Synovus Bank and IberiaBank

Borrowings under the credit facility are secured by three separate pools of collateral: one consisting of the Company’s development property investments, one consisting of non-stabilized self-storage properties wholly-owned by the Company, and the last consisting of stabilized self-storage properties wholly-owned by the Company. Advances under the credit agreement bear interest at rates between 210 and 300 basis points over 30-day LIBOR. These spreads are 15 to 25 basis points lower than the spreads under the previous credit facility, which were between 225 and 325 basis points. The Company’s weighted average spread based on its current borrowing base as of March 31, 2020 was 2.65%.

On May 4, 2020 and May 6, 2020,  the Company entered into a $100 million interest rate swap and a $100 million interest rate cap on the Company’s senior secured line of credit, respectively, locking in a maximum one-month LIBOR of 0.43% on $200 million of outstanding credit facility through March 24, 2023 (the maturity date of the credit facility). With these contracts in place, the Company has locked in a maximum cost of debt on $200 million of debt capital at approximately 3.1%, which it expects to decline as the assets constituting the borrowing base mature.

In February, the Company’s only land loan was repaid for net proceeds to the Company of $3.8 million. The loan had been categorized on the Company’s consolidated balance sheet as part of other loans.

“We continue to monitor the effect of the pandemic on our operations and liquidity during these unprecedented times,” noted Kelly Luttrell, SVP and Chief Financial Officer. “With our upsized $375 million credit facility, ATM sales prior to the pandemic, and closed as well as potential capital recycling opportunities, we believe we are well positioned to fund our existing development commitments, opportunistically acquire developers’ interests and operate our core business as planned. Our contractual investment commitments in our development pipeline are now fully covered at conservative leverage levels for the foreseeable future, and we have the ability to continue to execute developer buy-outs opportunistically. As of the close of business on May 7, 2020, we have approximately $225 million drawn on the line with an additional $25 million of availability. We also have approximately $16 million of unrestricted cash on hand. By the end of the year, we expect borrowing base availability to be between $280 million and $310 million.”

Dividends

On February 21, 2020 the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $2.4 million was paid on April 15, 2020 to holders of record on April 1, 2020. A stock dividend of 2,125 shares of additional Series A Preferred Stock was issued on April 15, 2020 to holders of record on April 1, 2020 for an aggregate value of $2.1 million pursuant to the terms of the Stock Purchase Agreement.

On February, 21 2020, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.7 million was paid on April 15, 2020 to holders of record on April 1, 2020.

On February, 21 2020, the Company declared a dividend of $0.23 per common share. The dividend was paid on April 15, 2020 to common stockholders of record on April 1, 2020.

Suspending Full-Year 2020 Guidance

COVID-19 was characterized on March 11, 2020 by the World Health Organization as a pandemic. The extent to which the COVID-19 pandemic impacts our future operations, financial condition and financial results will depend on future developments, which are highly uncertain, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures. With the uncertainty and lack of visibility with respect to economic recovery, the Company is withdrawing our earnings per share and adjusted earnings per share guidance ranges for the full-year 2020, and will revisit earnings guidance at such time as visibility improves and the Company can predict with better certainty our results of operations.

Refer to the Company’s First Quarter 2020 Supplemental Information Package for more information.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Friday, May 8, 2020 at 12:00 p.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website for 90 days.

Supplemental financial and operating information for the quarter ended March  31, 2020 is available on the Company’s website under Financials – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13694252

About Jernigan Capital, Inc.

Jernigan Capital is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners and operators of self-storage facilities with a view to eventual outright ownership of facilities the Company finances. Our mission is to maximize shareholder value by accumulating a multi-billion dollar investment portfolio consisting of the newest, most attractive and best located self-storage facilities in the United States through a talented and experienced team demonstrating the highest levels of integrity, dedication, excellence and community.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the duration, severity and impact of the COVID-19 pandemic and resulting economic downturn, fair value measurements, our ability to acquire our developers’ interests in additional properties, our management team’s views of the self-storage market generally, our ability to successfully source, structure, negotiate and close investments in and acquisitions of self-storage facilities, the market dynamics of the MSAs in which our investments are located, our ability to fund our outstanding future investment commitments, our ability to own and manage our real estate assets, the availability, and the terms and our rate of deployment of equity capital and our ability to increase the borrowing base and use the accordion feature of our credit facility. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. The Company undertakes no duty or responsibility to publicly update or revise any forward-looking statement to reflect future events or circumstances or to reflect the occurrence of unexpected events. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted earnings (loss) is a non-GAAP measure and is defined as net income (loss) attributable to common stockholders plus stock dividends to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, depreciation and amortization on SL1 Venture real estate assets, net loss attributable to non-controlling interests, and internalization expenses which are generally non-comparable and which represent expenses not substantially related to our ongoing business operations. Fees to manager have been included in Adjusted Earnings for all periods through December 31, 2019 as at that time they related to our then-ongoing business operations as an externally-managed company. For periods subsequent to December 31, 2019, Fees to manager are not included in Adjusted Earnings as they no longer relate to our ongoing business operations as an internally-managed company following the Internalization. The Company paid a prorated management fee to the Manager for the period during the first quarter of 2020 prior to the completion of the Internalization and will no longer pay management fees going forward. Management uses Adjusted earnings (loss) and Adjusted earnings (loss) per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income (loss) that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted earnings (loss) and Adjusted earnings (loss) per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted earnings (loss) and Adjusted earnings (loss) per share to Net income (loss) attributable to common stockholders and Earnings (loss) per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings (Loss).”

Contact:

Jernigan Capital, Inc.

David Corak

(901) 567-9580

Investorrelations@jernigancapital.com

JERNIGAN CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	March 31, 2020	December 31, 2019
	(unaudited)
Assets:
Cash and cash equivalents	$7,341	$3,278
Self-Storage Investment Portfolio:
Development property investments at fair value	427,435	549,684
Self-storage real estate owned, net	384,424	230,844
Investment in and advances to self-storage real estate venture	6,113	11,247
Other loans, at cost	219	4,713
Deferred financing costs	7,752	4,154
Prepaid expenses and other assets	7,925	8,654
Fixed assets, net	200	203
Total assets	$841,409	$812,777

Liabilities:
Secured revolving credit facility	$198,000	$162,000
Term loans, net of unamortized costs	40,851	40,791
Due to Manager	-	3,164
Accounts payable, accrued expenses and other liabilities	7,703	4,817
Dividends payable	10,751	13,131
Total liabilities	257,305	223,903

Equity:
Series A Cumulative preferred stock	132,762	130,637
Series B Cumulative preferred stock	37,298	37,298
Common stock	232	224
Additional paid-in capital	450,318	426,129
Accumulated deficit	(68,417)	(5,021)
Accumulated other comprehensive income (loss)	(1,002)	(393)
Total Jernigan Capital, Inc. stockholders' equity	551,191	588,874
Non-controlling interests	32,913	-
Total equity	584,104	588,874
Total liabilities and equity	$841,409	$812,777

JERNIGAN CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	March 31,
	2020	2019
Revenues:
Interest income from investments	$7,758	$8,212
Rental and other property-related income from real estate owned	3,878	1,450
Other revenues	61	222
Total revenues	11,697	9,884

Costs and expenses:
General and administrative expenses	2,764	1,762
Fees to Manager	1,230	2,003
Property operating expenses of real estate owned	2,047	762
Depreciation and amortization of real estate owned	3,584	1,029
Goodwill impairment loss	4,738	-
Internalization expenses	37,783	-
Total costs and expenses	52,146	5,556

Operating income (loss)	(40,449)	4,328

Other income (expense):
Equity in earnings (losses) from unconsolidated real estate venture	(165)	156
Net unrealized gain (loss) on investments	(10,962)	8,830
Interest expense	(3,212)	(1,213)
Other interest income	6	13
Total other income (loss)	(14,333)	7,786
Net income (loss)	$(54,782)	$12,114
Net income attributable to preferred stockholders	(5,207)	(5,032)
Less: Net loss attributable to non-controlling interests	1,947	-
Net income (loss) attributable to common stockholders	$(58,042)	$7,082

Basic earnings (loss) per share attributable to common stockholders	$(2.53)	$0.35
Diluted earnings (loss) per share attributable to common stockholders	$(2.53)	$0.35

Dividends declared per share of common stock	$0.23	$0.35

JERNIGAN CAPITAL, INC.
CALCULATION OF ADJUSTED EARNINGS (LOSS)
(in thousands, except share and per share data)
(unaudited)

	Three months ended
	March 31, 2020	March 31, 2019
Net income (loss) attributable to common stockholders	$(58,042)	$7,082
Plus: stock dividends to preferred stockholders	2,125	2,125
Plus: stock-based compensation	606	328
Plus: net loss attributable to non-controlling interests	(1,947)	-
Plus: fees to Manager	1,230	-
Plus: depreciation and amortization on real estate assets	3,584	1,029
Plus: depreciation and amortization on SL1 Venture real estate assets	63	56
Plus: goodwill impairment loss	4,738	-
Plus: internalization expenses	37,783	-
Adjusted Earnings (loss)	$(9,860)	$10,620

Adjusted Earnings (loss) per share attributable to common stockholders – diluted	$(0.42)	$0.52

Weighted average shares of common stock and units outstanding – diluted	23,827,957	20,455,116

JERNIGAN CAPITAL, INC.
CALCULATION OF EARNINGS (LOSS) PER SHARE AND ADJUSTED EARNINGS (LOSS) PER SHARE
(in thousands, except share and per share data)
(unaudited)

	Three months ended March 31,
	2020	2019
Shares outstanding:
Weighted average common shares - basic	22,973,028	20,297,551
Effect of dilutive securities(1)	-	157,565
Weighted average common shares	22,973,028	20,455,116

Calculation of Earnings per Share - basic
Net income (loss)	$(54,782)	$12,114
Less:
Net income allocated to preferred stockholders	5,207	5,032
Net loss attributable to non-controlling interest	(1,947)	-
Net income allocated to unvested restricted shares (2)	-	55
Dividends declared on unvested restricted shares	58	n/a
Net income (loss) attributable to common shareholders, adjusted	$(58,100)	$7,027

Weighted average common shares - basic	22,973,028	20,297,551
Earnings (loss) per share - basic	$(2.53)	$0.35

Calculation of Earnings per Share - diluted
Net income (loss)	$(54,782)	$12,114
Less:
Net income allocated to preferred stockholders	5,207	5,032
Dividends declared on unvested restricted shares	58	n/a
Net income (loss) attributable to common shareholders, adjusted	$(58,100)	$7,082

Weighted average common shares - diluted(1)	22,973,028	20,455,116
Earnings (loss) per share - diluted	$(2.53)	$0.35

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings (loss)	$(9,860)	$10,620
Less:
Adjusted Earnings allocated to unvested restricted shares (2)	-	55
Dividends declared on unvested restricted shares	58	n/a
Adjusted Earnings (loss) attributable to common stockholders – two-class method	$(9,918)	$10,565

Weighted average common shares and OC units – basic(3)	23,827,957	20,297,551
Adjusted Earnings (loss) per share – basic	$(0.42)	$0.52

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings (loss) attributable to common stockholders – two-class method	$(9,918)	$10,620

Weighted average common shares and OC Units – diluted(3)	23,827,957	20,455,116
Adjusted Earnings (loss) per share – diluted	$(0.42)	$0.52
(1)

Diluted earnings per share is calculated on the more dilutive of the treasury stock method or two-class method.  For the three months ended March 31, 2020, 854,929 OC Units and their related loss as well as 232,831 unvested restricted shares were excluded from the calculation of diluted shares as they are not dilutive.

(2)

Unvested restricted shares of common stock with vesting based on service participate in dividends with unrestricted shares of common stock on a 1:1 basis and thus are considered participating securities under the two-class method for the three months ended March 31, 2020 and 2019.  Under the two-class method, losses are not allocated to participating securities, therefore no loss was allocated to unvested restricted shares for the three months ended March 31, 2020.

(3)	For the three months ended March 31, 2020, includes 854,929 weighted average OC Units.